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Pricing Supplement No.4 dated August 22, 1997                     Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                 ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

================================================================================
Cusip No.:  00757GAD1                                   Interest Rate: 7.75%
Aggregate Principal Amount: $270,000                    Maturity Date: 8/27/2004
Total Agents' Discount or Commission: $4,050            Issue Date: 8/27/97
Net Proceeds to Issuer:  $265,950                       Trade Date:  8/22/97
================================================================================

---------------------------------------------------------------------------------------------------------------
                                                                      Agent's Discount     Net Proceeds to
               Name of Agent                   Principal Amount         on Commission          Issuer
---------------------------------------------------------------------------------------------------------------
Legg Mason Wood Walker, Incorporated               $245,000               $3,675               $241,325
---------------------------------------------------------------------------------------------------------------
Sage Rutty & Co.                                   $ 25,000               $  375               $ 24,625
---------------------------------------------------------------------------------------------------------------

Interest Payment Dates:  September 15, 1997 and the 15th day of each succeeding calendar month through and including July 15, 2004 and on the Maturity Date; provided however, that if this
                         Note is redeemed at the option of the Company prior to the Maturity Date, the final Interest Payment Date shall be the Redemption Date (as defined herein).


Day Count Convention:

         [ X ]   30/360 for the period from  8/27/97 to 8/26/2004

Redemption:

         [   ]   The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ X ]   The Notes may be redeemed prior to the Stated Maturity Date.
                           Initial Redemption Date:  August 15, 2000
                           Initial Redemption Percentage:  100%
                           Annual Redemption Percentage Reduction: 0%.
                           See "Other Provisions" below.

Form:    [ X ]   Book Entry

Agent acting in the capacity as indicated below:

         [ X ]   Agent                            [   ]     Principal

If as Principal:

         [   ]   The Notes are being offered at varying prices related to
                 prevailing market prices at the time of resale.

         [   ]   The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

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If as Agent:

       The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ]  Other Provisions:  This Note may be redeemed by the Company on August
                          15, 2000 (the "Initial Redemption Date") and on any Interest Payment Date thereafter (each, a "Redemption Date"), on written notice given not more than 60 nor less than 30 days prior to such Redemption Date. In the event of any such redemption by the Company, the Redemption Price shall be 100% of the principal amount of this Note.

[   ]  PaineWebber Incorporated

                          [ X ]  Legg Mason Wood Walker, Incorporated

                                                      [ X ]  Sage Rutty & Co.